ARCT

American Realty Capital Trust
ARCT / NASDAQ

American Realty Capital Trust, Inc.

3rd Quarter 2012 | Shareholder Letter

PNC BANK

Texas Instruments

Walgreens
PHARMACY
PHARMACY
Walgreens

FedEx

Firestone
Firestone
COMPLETE AUTO CARE

LOWE'S

CHASE

TOPEKA, KS
DISTRIBUTION CENTER
THE HOME DEPOT
TRUCK ENTRANCE
AUTO PARKING
5200 WENGER RD.

CVS/pharmacy

SUPER STOP & SHOP
Fish Market

American Realty Capital Trust, Inc.

Dear Shareholder:

Following the positive performance for the first half of the year, American Realty Capital Trust, Inc. (NASDAQ: ARCT) had another impressive quarter. We posted solid financial results and outperformed the broader equities market and the majority of our triple net peers. (See Exhibit A.)

Exhibit A
Q3 2012 Total Return Performance

* Triple Net Peers include: NNN, O, EPR, LSE, ADC, OLP, and ARCP.

Contributing to this outperformance, we purchased approximately $30.3 million of new acquisitions at an average capitalization rate of 8.38% and increased our annualized dividend, payable monthly, from $0.70 to $.715 per share.

On September 6, 2012, we announced the pending acquisition of ARCT by Realty Income Corporation (Realty Income) (NYSE: O). By combining our two companies and marrying their real estate portfolios, we believe we have succeeded in creating the best publicly traded net lease REIT in the business. In an industry where size, scale and cost of funds matter, Realty Income will become the 18th largest REIT and the largest net lease REIT by a factor of two times, once the transaction is completed. It will be financially stronger than any of its competitive set, and exceptionally well positioned to grow earnings, increase dividends, and generate strong risk-adjusted total return for shareholders. Let’s take a closer look at some highlights from ARCT’s third quarter activity.

ARCT Outperformed the Market and Its Peer Group in Q3 2012

Late in the third quarter, the financial markets were driven higher in part by the European Central Bank’s plan to help ease the Euro zone crisis. Contributing to these gains, the U.S. Federal Reserve declared its intent to keep interest rates low through 2014 and announced a third round of quantitative easing. While these actions clearly signal a step in the right direction to aid our global economy, the recovery will be slow and unpredictable in our view. Healthy risk-adjusted dollar denominated yield will be difficult to find. us, we believe yield rich investments, especially triple net REITs, should remain an important part of an overall investment portfolio, particularly in light of U.S. interest rates likely to remain at historic lows over the next few years.

ARCT returned over 9% for the third quarter on a total return basis, outperforming both the S&P 500 and the Russell 2000 by wide margins. Additionally, ARCT outperformed the MSCI REIT Index by over 900 basis points and bested its triple net peers’ average total return by 374 basis points. Moreover, through September 30, 2012, since listing its shares on the NASDAQ on March 1, 2012, ARCT has returned almost 16%, outperforming the S&P 500, the Russell 2000, the MSCI REIT Index and its triple net peers. (See Exhibit B.)

Exhibit B
Total Return Performance

	3rd Quarter	March 1, 2012

ARCT	9.19%	15.73%
Portfolio of Triple Net Peers*	5.45%	12.97%
MSCI REIT Index	0.01%	8.47%
S&P 500	6.35%	6.17%
Russell 2000	5.25%	3.65%

* Portfolio includes NNN, O, EPR, LSE, ADC, OLP and ARCP.

Property Portfolio Remains Solid
At September 30, 2012, we owned a portfolio of 507 free standing, single-tenant, net leased properties totaling 15.8 million square feet in 43 states plus Puerto Rico. is portfolio is 100% occupied by 63 credit tenants with no “dark stores.” Of total Net Operating Income, 74% is derived from investment grade tenants.[1] Operating in 20 distinct industries, the portfolio’s weighted average remaining primary lease term is 12.7 years (See Exhibit C and D).

[1]“Investment grade” is a determination made by major credit agencies.
This Is A Shareholder Communication. Not For Use As Sales Material

American Realty Capital Trust, Inc. — 405 Park Avenue — 14th Floor — New York, NY 10022 —  www.arctreit.com

3rd Quarter 2012  |  Shareholder Letter

Exhibit C
Tenant Diversification

1	FedEx	16.5%
2	Walgreen's	9.9%
3	CVS	6.5%
4	GSA	4.5%
5	Dollar General	3.4%
6	BSFS	3.1%
7	Express Scripts	2.6%
8	Payless	2.4%
9	PetSmart	2.1%
10	PNC	2.0%
11	IHOP	2.0%
12	Whirlpool	1.9%
13	Reliant Rehab	1.9%
14	3M	1.9%
15	Tractor Supply	1.8%
16	First Niagara	1.8%
17	Home Depot	1.6%
18	Bojangles’	1.6%
19	Royal Ahold	1.6%
20	Reckitt Benckiser	1.5%
21	Rockland	1.4%
22	Texas Instruments	1.4%
23	Brown Shoe	1.3%
24	Kum & Go	1.3%
25	Aaron's	1.2%
26	DaVita Dialysis	1.1%
27	Citigroup	1.1%
28	Wal-Mart	1.1%
29	Renal Advantage	1.1%
30	General Electric	1.0%
31	Lowe's	1.0%
32	Jack in the Box	1.0%
33	ConAgra	0.9%
34	Sealy	0.9%
35	Rite Aid	0.8%
36	Wrangler	0.8%
37	Kohl's	0.7%
38	Wawa	0.7%
39	Fresenius	0.7%
40	Pep Boys	0.6%
41	Ruby Tuesday	0.6%
42	Lockheed Martin	0.6%
43	Verizon	0.6%
44	Advance Auto	0.6%
45	Auto Zone	0.6%
46	Coats & Clark	0.5%
47	Jared Jewelry	0.5%
48	O'Reilly Auto	0.5%
49	Dillons	0.5%
50	Sam's Club	0.5%
51	Family Dollar	0.5%
52	Saint Joseph's MM	0.4%
53	Trader Joe's	0.4%
54	Danfoss	0.4%
55	Chase Bank	0.4%
56	Fifth Third Bank	0.3%
57	National Tire & Battery	0.3%
58	7-Eleven	0.2%
59	Citizens Bank	0.2%
60	BB&T	0.2%
61	QuikTrip	0.2%
62	Mrs. Baird's	0.2%
63	Provident Bank	0.1%

Exhibit D
Industry Diversity

*	Includes industries representing less than 2% of the portfolio, including: auto retail, technology, consumer goods, financial services, aerospace and telecommunications.

Acquisitions are on Target

In 2012, through the end of Q3, ARCT acquired 10 Family Dollar retail properties, seven Ruby Tuesday restaurants, four Bojangles’ quick service restaurants, three Tractor Supply retail properties, one Advance Auto Parts retail store and expansion spaces to an already owned FedEx distribution facility and a Lockheed Martin facility. All are 100% occupied. These properties were bought for a total purchase price of $43.2 million at an average capitalization rate of 8.43%.

Dividend Increased to $0.715 per Share Annually

Beginning September 15, 2012, ARCT’s board of directors raised the annualized common dividend level from $0.70 per share to $0.715 per share, or $0.05958 per share per month. Total dividends paid by ARCT to shareholders equaled $27.9 million for the three months ended September 30, 2012. We reasonably expect that all or a substantial portion of the dividend will be tax deferred for calendar 2012.

Repurchase of Joint Venture Non-Controlling Interests

Through October 28, 2012, the Company has acquired joint venture interests of non-controlling interest investors in six joint venture arrangements totaling $22.1 million and representing 90.5% of the outstanding non-controlling interests at the beginning of the year. The Company has agreements in place with to acquire 100% of the outstanding joint venture minority interests. Upon completion of these repurchases, the Company will save $2.0 million annually in cash distributions and increase AFFO by approximately $1.8 million.

Realty Income to Acquire ARCT

On September 6, 2012, ARCT and Realty Income signed an agreement pursuant to which Realty Income will acquire all of the outstanding shares of ARCT in a transaction valued at approximately $3.0 billion. Both companies’ boards of directors have unanimously approved the merger agreement. Following a shareholder vote by both companies, the transaction is expected to close not later than the first quarter of 2013. The acquisition will be financed by Realty Income directly issuing $1.9 billion of its common stock to ARCT shareholders, the assumption by Realty Income of approximately $526.0 million of debt, and immediate repayment of approximately $574.0 million of outstanding debt and transaction expenses by Realty Income. Under the terms of the agreement, ARCT shareholders will receive a fixed exchange ratio of 0.2874 Realty Income shares for each share of ARCT common stock that they own. Upon the closing of the transaction, ARCT’s shareholders are expected to own almost 26% of Realty Income’s outstanding shares.

Realty Income and ARCT filed preliminary joint proxy materials (Form S-4) with the Securities and Exchange Commission (SEC) on October 1, 2012. Complete information on the merger, including the merger background, reasons for the merger, who may vote, how to vote and the time and place of the ARCT shareholder meeting will be included in a definitive proxy statement to be filed in November.

This Is A Shareholder Communication. Not For Use As Sales Material

American Realty Capital Trust, Inc. — 405 Park Avenue — 14th Floor — New York, NY 10022 —  www.arctreit.com

ARCT Shareholders Benefit from the Proposed Merger

The Company’s decision to enter into a merger agreement with Realty Income was the natural result of the board’s unceasing mission to generate the highest possible risk-adjusted return for its shareholders. ARCT’s management has built a great company by assembling a superior pool of assets acquired at an extremely opportune time in the market. On March 1, 2012, through a listing on NASDAQ, we unlocked the value of our direct investment program by creating 100% liquidity for our shareholders at a substantial gain to their original investment. But low cost of capital is the “grail cup” to long-term competitive advantage. Low cost capital drives earnings and capital growth in the net lease real estate space. As a newly traded REIT, it would take us time to build the portfolio, strengthen the balance sheet and educate sell-side analysts, institutional investors and the rating agencies. The merger with Realty Income allows ARCT to benefit immediately from what Realty Income has been able to achieve as a more seasoned, publicly traded company. The stock consideration Realty Income has agreed to pay, based on the exchange rate, suggests a very significant premium to the value of the assets being acquired. Based on the closing price of Realty Income’s common shares on September 5, 2012 (the last full trading day before announcement of the proposed merger), this price implied a value of $12.21 per share of ARCT common stock, representing a premium of approximately 6.8% over the average closing price per share of ARCT common stock over the 30 calendar days prior to September 5, 2012, and a premium of approximately 12.3% over the average closing price per share of ARCT common stock since March 1, 2012.

At closing, our shareholders will own approximately 26% of this new industry juggernaut. is combination provides increased size and scale with access to multiple forms of capital and an investment grade balance sheet, as well a more diversified portfolio by asset class. (See Exhibit E.)

Exhibit E
ARCT Shareholder Benefits

Size and Scale	The combined company is expected to have a strategic advantage over its competitors given its greater size.

Improved Liquidity	The combined Company will experience improved liquidity as a result of the increased equity capitalization and the larger, more stable stockholder base of the combined company.

Access to Capital	The combined company will have lower cost debt and equity capital than its competitors to fund an external growth strategy at a lower cost, and proven access to multiple forms of low cost capital.

Greater Diversification	The combined company will have greater portfolio diversification by asset class, industry and tenant/ operator than other comparable companies in the net lease sector.

Investment Grade Credit Rating	The combination will have an immediate investmentgrade credit rating and inclusion in major indices, with possible inclusion in the S&P 500.

FFO and AFFO Accretion	The merger is expected to be immediately accretive to Realty Income’s FFO and AFFO. Shareholders will benefit from increased earnings and a stable, durable and secure dividend with above-average growth potential.

G&A Savings	The combination of the two portfolios should result in the realization of annual general and administrative cost savings of approximately $4 million.

Our Focus has Always Been on Value Creation

ARCT is committed to its shareholders, and we will remain focused on operating the Company and its real estate portfolio to the highest standards as we approach the consummation of the merger with Realty Income. Our long-term goal has always been to build ARCT into the premier net lease company with a high quality portfolio of net leased assets diversified by tenant, industry and geography; producing defensive, durable dividends; occupied by a preponderance of investment grade credit rated tenants; utilizing a low cost of capital; and generating continued earnings growth. Realty Income has an extraordinary, 18-year track record of continuous monthly dividends and quarterly dividend growth together with very strong overall share price performance. This transaction will redefine the notion of durable, defensive dividends for our shareholders by allowing you to become owners on a very favorable basis of the largest, and, I believe, now the best, publicly-traded net lease real estate company in the industry.

I am proud of my management team and proud of the portfolio we have built for our shareholders. I am equally confident that ARCT’s shareholders will find themselves in extremely good hands with Realty Income and its exceptional management team. We are grateful for your ongoing support. For more information on ARCT, please visit us at www.arctreit.com. To obtain our public filings, please refer to www.sec.gov. Do not hesitate to contact your financial professional or our Investor Relations department at 646-937-6900 should you have additional questions.

Sincerely,

William M. Kahane
Chief Executive Officer & President